Exhibit 99.1
Conn's, Inc. Reports First Quarter Fiscal 2018 Financial Results
Credit Performance Improving as Turnaround Initiatives Take Further Hold
Strong Product Margins Across All Categories Drive Record First Quarter Retail Gross Margin
Transition to Progressive Leasing Completed Ahead of Schedule
Conn’s Continues to Expect Annual Profitability in Fiscal 2018
THE WOODLANDS, Texas, June 6, 2017 - Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the first quarter ended April 30, 2017.
“We are encouraged by our fiscal 2018 first quarter financial performance, operating results and strong retail profitability - which is all underscored by ongoing progress with our credit business,” commented Norm Miller, Conn's Chairman, Chief Executive Officer and President. “Conn’s credit segment performance is improving as a result of higher finance charges, strengthening portfolio trends, controlled expenses, and lower borrowing costs. Interest income and fee yield of 18.2% was the highest since the fiscal 2015 fourth quarter as a result of the strategies we have implemented to increase yield. Approximately 84% of our current originations have a weighted average interest rate of 28.6%, compared to almost 22% in September. As higher rate originations become a larger percentage of Conn’s credit portfolio, we now expect interest income and fee yield will ultimately increase to 23 - 25%.”
Retail segment profitability improved, despite a 12.3% decline in total sales, reflecting the strength of our retail model. Favorable mix within product categories and lower warehouse, delivery, and transportation costs increased retail gross margin 260 basis points compared to the fiscal 2017 first quarter. Retail operating margins were 11.5%, compared to 10.6% for the same period last fiscal year, as a result of record first quarter gross margins and a 7.5% decline in retail SG&A expenses.
“Progressive’s lease-to-own platform was available throughout all Conn’s locations as of May 24th. Implementation was ahead of schedule, reflecting the strong partnership between our two companies and the desire to have Progressive’s lease-to-own platform available to all customers before the Memorial Day Holiday. We are excited about the potential of our new partnership with Progressive and believe lease-to-own sales can be a meaningful long-term driver of retail growth,” continued Mr. Miller.
During the first quarter, Conn’s enhanced its capital structure by closing a $469.8 million securitization transaction. The all-in cost of funds of the Class A and B notes was approximately 5.4%, representing a 150-basis point improvement from the 6.9% all-in cost of funds for the Class A and B notes issued in Conn's October 2016 securitization transaction. This is the fourth consecutive ABS transaction that experienced better terms and lower all-in costs, demonstrating investors’ growing confidence in our credit strategy.
Mr. Miller concluded, “Our first quarter performance demonstrates the progress we are making improving our financial results, while creating a sustainable platform for long-term profitable growth. The foundation of our success is Conn’s differentiated business strategy, which offers our customers the ability to affordably finance top-of-the-line, brand name products for their homes. This compelling retail experience provides Conn’s with a significant opportunity to grow retail sales and become a national retailer. During fiscal 2018, we will continue to focus on improving our financial results and operating performance, and we expect to return to full-year profitability.”

First Quarter Results
Net loss for the first quarter of fiscal year 2018 was $2.6 million, or $0.08 per share, compared to a net loss for the first quarter of fiscal year 2017 of $9.7 million, or $0.32 per share. On a non-GAAP basis, adjusted net loss for the first quarter of fiscal year 2018 was $1.6 million, or $0.05 per share, which excludes certain charges related to exit costs associated with reducing the square footage of a distribution center and the extinguishment of debt related to the amendment of our revolving loan facility. This compares to adjusted net loss for the first quarter of fiscal year 2017 of $9.4 million, or $0.31 per share, which excludes certain charges primarily related to legal and professional fees related to the exploration of strategic alternatives and securities-related litigation, and executive management transition costs.
Retail Segment First Quarter Results
Total retail revenues were $279.4 million for the first quarter of fiscal year 2018 compared to $319.0 million for the first quarter of fiscal year 2017, a decrease of 12.4%, primarily related to a decline in same store sales partially offset by new store openings. Sales were negatively impacted by underwriting changes made during the 2017 fiscal year, the delay in receipt of tax refunds by our customers, one less business day in 2017 versus the leap year in 2016, and general consumer softness. For the first quarter of fiscal year 2018, retail segment operating income was $32.0 million and adjusted retail segment operating income was $33.2 million after excluding certain one-time charges of $1.2 million related to exit costs associated with reducing the square footage of a distribution center.
The following table presents net sales and changes in net sales by category:

	Three Months Ended April 30,					%	Same store
(dollars in thousands)	2017	% of Total	2016	% of Total	Change	Change	% change
Furniture and mattress	$94,443	33.8%	$105,306	33.0%	$(10,863)	(10.3)%	(14.0)%
Home appliance	80,122	28.7	$87,904	27.6	$(7,782)	(8.9)	(11.3)
Consumer electronics	55,753	20.0	65,865	20.7	(10,112)	(15.4)	(17.6)
Home office	16,788	6.0	22,473	7.1	(5,685)	(25.3)	(27.0)
Other	4,256	1.5	4,942	1.6	(686)	(13.9)	(19.6)
Product sales	251,362	90.0	286,490	90.0	(35,128)	(12.3)	(15.1)
Repair service agreement commissions	24,696	8.8	28,185	8.8	(3,489)	(12.4)	(15.8)
Service revenues	3,227	1.2	3,867	1.2	(640)	(16.6)
Total net sales	279,285	100.0%	318,542	100.0%	(39,257)	(12.3)	(15.2)%
The following provides a summary of items impacting the performance of our product categories during the first quarter of fiscal year 2018 compared to the first quarter of fiscal year 2017:

•	Furniture unit volume decreased 24.1%, partially offset by a 11.8% increase in average selling price;

•	Mattress unit volume decreased 21.6%, partially offset by a 15.0% increase in average selling price;

•	Home appliance unit volume decreased 9.7% and average selling price decreased 1.8%;

•	Consumer electronic unit volume decreased 16.0% and average sales price decreased 2.0%; and

•	Home office unit volume decreased 28.7%, partially offset by a 2.5% increase in average selling price.
Credit Segment First Quarter Results
Credit revenues were $76.5 million for the first quarter of fiscal year 2018 compared to $70.1 million for the first quarter of fiscal year 2017, an increase of 9.1%. The increase in credit revenue was primarily the result of originating our higher-yield direct loan product, which resulted in an increase in the portfolio yield rate to 18.2% from 15.8%, partially offset by a 3.1% decline in the average balance of the customer receivables portfolio. The total customer portfolio balance was $1.48 billion at April 30, 2017 compared to $1.54 billion at April 30, 2016, a decrease of 3.7%.

Provision for bad debts was $55.7 million for the first quarter of fiscal year 2018 compared to $57.8 million for the first quarter of fiscal year 2017, a decrease of $2.1 million. The decrease was primarily a result of a decline in the allowance for bad debts driven by a decline in the balance of customer receivables in the first quarter of fiscal year 2018 compared to an increase in the allowance for bad debts in the first quarter of fiscal year 2017, partially offset by higher net-charge offs in the first quarter of fiscal year 2018 compared to the first quarter of fiscal year 2017.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-Q for the quarter ended April 30, 2017, to be filed with the Securities and Exchange Commission.
Store Update
During fiscal year 2018, the Company has opened three new Conn's HomePlus® stores, two of which were opened during the first quarter of fiscal year 2018 in North Carolina, and one of which was opened in May of fiscal year 2018 in Virginia, bringing the total store count to 116. The Company does not intend to open any additional stores in fiscal year 2018.
Liquidity and Capital Resources
As of April 30, 2017, the Company had $128.8 million of immediately available borrowing capacity under its $750.0 million revolving credit facility, with an additional $615.4 million that may become available under the Company's revolving credit facility if the Company grows the balance of eligible customer receivables and total eligible inventory balances under the borrowing base. The Company also had $112.8 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company's expectations for the business for the second quarter of fiscal year 2018:

•	Change in same store sales down between 12.0% and 15.0%;

•	Retail gross margin between 37.75% and 38.25% of total retail net sales;

•	Selling, general and administrative expenses between 30.5% and 32.0% of total revenues;

•	Provision for bad debts between $52.0 million and $56.0 million;

•	Finance charges and other revenues between $78.0 million and $82.0 million; and

•	Interest expense between $20.5 million and $22.5 million.
Conference Call Information
The Company will host a conference call on June 6, 2017 at 10 a.m. CT / 11 a.m. ET to discuss its first quarter fiscal 2018 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and first quarter fiscal 2018 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through June 13, 2017 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 30352192.
About Conn's, Inc.
Conn's is a specialty retailer currently operating 116 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, and Virginia. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and other reports filed with the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended April 30,
	2017	2016
Revenues:
Total net sales	$279,285	$318,542
Finance charges and other revenues	76,541	70,571
Total revenues	355,826	389,113
Costs and expenses:
Cost of goods sold	171,950	204,466
Selling, general and administrative expenses	106,537	113,247
Provision for bad debts	55,930	58,218
Charges and credits	1,227	526
Total costs and expenses	335,644	376,457
Operating income	20,182	12,656
Interest expense	24,008	25,896
Loss on extinguishment of debt	349	—
Loss before income taxes	(4,175)	(13,240)
Benefit for income taxes	(1,595)	(3,491)
Net loss	$(2,580)	$(9,749)
Loss per share:
Basic	$(0.08)	$(0.32)
Diluted	$(0.08)	$(0.32)
Weighted average common shares outstanding:
Basic	30,972	30,661
Diluted	30,972	30,661

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2017	2016
Revenues:
Product sales	$251,362	$286,490
Repair service agreement commissions	24,696	28,185
Service revenues	3,227	3,867
Total net sales	279,285	318,542
Other revenues	80	494
Total revenues	279,365	319,036
Costs and expenses:
Cost of goods sold	171,950	204,466
Selling, general and administrative expenses	73,947	79,983
Provision for bad debts	230	398
Charges and credits	1,227	526
Total costs and expenses	247,354	285,373
Operating income	$32,011	$33,663
Retail gross margin	38.4%	35.8%
Selling, general and administrative expense as percent of revenues	26.5%	25.1%
Operating margin	11.5%	10.6%
Store count:
Beginning of period	113	103
Opened	2	5
End of period	115	108

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended April 30,
	2017	2016
Revenues:
Finance charges and other revenues	$76,461	$70,077
Costs and expenses:
Selling, general and administrative expenses	32,590	33,264
Provision for bad debts	55,700	57,820
Total costs and expenses	88,290	91,084
Operating loss	(11,829)	(21,007)
Interest expense	24,008	25,896
Loss on extinguishment of debt	349	—
Loss before income taxes	$(36,186)	$(46,903)
Selling, general and administrative expense as percent of revenues	42.6%	47.5%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	8.6%	8.5%
Operating margin	(15.5)%	(30.0)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of April 30,
	2017	2016
Weighted average credit score of outstanding balances	588	595
Average outstanding customer balance	$2,360	$2,381
Balances 60+ days past due as a percentage of total customer portfolio balance	9.8%	8.6%
Re-aged balance as a percentage of total customer portfolio balance	15.8%	14.8%
Account balances re-aged more than six months (in thousands)	$74,238	$65,615
Allowance for bad debts as a percentage of total customer portfolio balance	14.0%	12.7%
Percent of total customer portfolio balance represented by no-interest option receivables	26.0%	36.5%

	Three Months Ended April 30,
	2017	2016
Total applications processed	290,327	314,378
Weighted average origination credit score of sales financed	608	609
Percent of total applications approved and utilized	31.1%	35.9%
Average down payment	3.7%	3.9%
Average income of credit customer at origination	$41,900	$40,100
Percent of retail sales paid for by:
In-house financing, including down payment received	70.5%	75.5%
Third-party financing	15.1%	12.5%
Third-party lease-to-own options	7.6%	5.2%
	93.2%	93.2%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	April 30, 2017	January 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$112,819	$23,566
Restricted cash	160,041	110,698
Customer accounts receivable, net of allowances	652,046	702,162
Other accounts receivable	61,197	69,286
Inventories	170,999	164,856
Income taxes recoverable	4,219	2,150
Prepaid expenses and other current assets	16,737	14,955
Total current assets	1,178,058	1,087,673
Long-term portion of customer accounts receivable, net of allowances	593,329	615,904
Property and equipment, net	158,928	159,202
Deferred income taxes	71,328	71,442
Other assets	8,963	6,913
Total assets	$2,010,606	$1,941,134
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$1,190	$849
Accounts payable	104,915	101,612
Accrued expenses	42,925	39,781
Other current liabilities	25,597	25,139
Total current liabilities	174,627	167,381
Deferred rent	86,727	87,957
Long-term debt and capital lease obligations	1,206,452	1,144,393
Other long-term liabilities	25,752	23,613
Total liabilities	1,493,558	1,423,344
Stockholders' equity	517,048	517,790
Total liabilities and stockholders' equity	$2,010,606	$1,941,134

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended April 30,
	2017	2016
Retail segment operating income, as reported	$32,011	$33,663
Adjustments:
Facility closure costs	1,227	—
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	—	454
Executive management transition costs	—	72
Retail segment operating income, as adjusted	$33,238	$34,189
Retail segment total revenues	$279,365	$319,036
Retail segment operating margin:
As reported	11.5%	10.6%
As adjusted	11.9%	10.7%

NET LOSS, AS ADJUSTED, AND DILUTED LOSS PER SHARE, AS ADJUSTED

	Three Months Ended April 30,
	2017	2016
Net loss, as reported	$(2,580)	$(9,749)
Adjustments:
Facility closure costs	1,227	—
Legal and professional fees related to the exploration of strategic alternatives and securities-related litigation	—	454
Executive management transition costs	—	72
Loss on extinguishment of debt	349	—
Tax impact of adjustments	(571)	(139)
Net loss, as adjusted	$(1,575)	$(9,362)
Weighted average common shares outstanding - Diluted	30,972	30,661
Loss per share:
As reported	$(0.08)	$(0.32)
As adjusted	$(0.05)	$(0.31)
Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income, retail adjusted operating margin, adjusted net loss, and adjusted loss per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for additional transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.